Exhibit 99.1

INVESTOR
	MEDIA:	RELATIONS:
	Jim Fitzwater	Brennen Arndt
Immediate	(215) 299-6633	(215) 299-6266

FMC Corporation Announces Second Quarter 2005 Results

PHILADELPHIA, August 2, 2005 — FMC Corporation (NYSE: FMC) today reported second quarter 2005 net income of $31.2 million or $0.80 per diluted share as compared with $30.7 million or $0.82 per diluted share in the second quarter of 2004. The company recorded restructuring and other income and charges in the quarter of $21.6 million after-tax or $0.55 per diluted share versus $11.9 million after-tax or $0.32 per diluted share in the prior year quarter. Excluding these charges, the company earned $1.35 per diluted share in the second quarter 2005, an increase of 18 percent versus $1.14 per diluted share in the second quarter 2004. Second quarter revenue of $565.6 million increased 6 percent versus $534.3 million in the prior year quarter.

William G. Walter, FMC chairman, president and chief executive officer, said: “FMC continues to perform at a high level. We once again delivered a strong quarter and are on track to achieve the goals we have set for the company. Industrial Chemicals was the largest driver of our profit growth in the quarter with income more than double the prior year results. Our Agricultural Products team delivered strong results from Europe and Asia, in advance of seasonal opportunities for its products in North America. Specialty Chemicals results were on plan. In addition, we reached an important financial milestone during the quarter, as our credit profile improved to investment grade.”

Revenue in Agricultural Products was $196.4 million, an increase of 2 percent versus the prior year quarter, driven by higher herbicide sales in Europe and insecticide sales in Asia. As expected, segment earnings before interest and taxes (“segment earnings”) declined to $44.6 million from $48.0 million a year ago, as the impact of generic bifenthrin competition in North America more than offset strong performance in Europe

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Page 2/FMC Announces Second Quarter Results

Revenue in Specialty Chemicals was $148.7 million, an increase of 5 percent versus the prior year quarter. BioPolymer revenue grew modestly, primarily due to stronger demand in the food ingredients market. Lithium revenue benefited from higher sales in Europe due to the timing of campaigns in the polymer and pharmaceutical synthesis markets. Segment earnings increased 6 percent versus the prior year quarter to $32.0 million, driven by higher selling prices and favorable foreign currency translation, partially offset by increased raw material and energy costs.

Revenue in Industrial Chemicals was $221.5 million, an increase of 10 percent from the prior year quarter. The soda ash business accounted for the majority of the increase due to significant improvements in both domestic and export soda ash selling prices. Foret also benefited from higher selling prices, as well as favorable foreign currency translation. Segment earnings of $24.5 million increased substantially over the $11.0 million earned last year, driven by significantly higher domestic and export soda ash selling prices.

Corporate expense of $11.1 million was up $1.3 million versus $9.8 million in the second quarter of 2004. Interest expense, net, was $17.0 million, down from $20.6 million in the prior-year period due to lower interest rates and debt levels. On June 30, 2005, gross consolidated debt was $881.5 million, and debt, net of cash, was $612.4 million. For the quarter, depreciation and amortization was $35.5 million, and capital expenditures were $22.7 million.

Six Months Results

Revenue was $1,118.0 million, an increase of 8 percent as compared with $1,040.0 million in the prior-year period. Net income was $95.7 million, up substantially from $36.2 million in the year-earlier period. Net income in the current period included restructuring and other income and charges of $0.1 million, versus restructuring and other income and charges of $20.3 million in the prior year period. Excluding these charges, the company earned $95.6 million in the first half of 2005, as compared to $56.5 million in the first half of 2004.

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Page 3/ FMC Announces Second Quarter Results

Revenue in Agricultural Products was $394.5 million, an increase of 8 percent versus the prior-year period. The majority of increase resulted from higher insecticide sales in Brazil due to increases in planted acreage and strong pest pressures. Higher herbicide sales in Europe and increased insecticide sales in Asia also contributed to the increase. Revenues in North America were slightly lower compared with the prior-year period due to the impact of generic competition. Segment earnings were $78.2 million, an increase of 16 percent from the first half of 2004 due to higher sales, improved product mix and continued manufacturing productivity improvements.

Revenue in Specialty Chemicals was $285.5 million, an increase of 3 percent versus the prior-year period, driven by stronger BioPolymer demand in the food ingredients market and higher lithium sales to polymer and pharmaceutical synthesis markets. Segment earnings of $60.4 increased 10 percent versus the year-earlier period due to higher selling prices, improved mix and favorable foreign currency translation, partially offset by increased raw material and energy costs.

Revenue in Industrial Chemicals was $439.9, an increase of 10 percent versus the prior-year period. The soda ash business accounted for the majority of the increase due to significant improvements in both domestic and export soda ash selling prices. Foret also benefited from higher selling prices, as well as favorable foreign currency translation. Segment earnings of $46.1 million increased substantially versus $17.7 million in the year-earlier period, driven by significantly higher domestic and export soda ash selling prices, offset in part by higher raw material, transportation and energy costs.

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Page 4/FMC Announces Second Quarter Earnings

Corporate expense of $22.3 million was up from $19.1 million in the year-earlier period. Interest expense, net, was $34.0 million, down from $41.0 million in the prior-year period due to lower interest rates and debt levels. For the period, depreciation and amortization was $70.1 million, and capital expenditures were $36.6 million.

Outlook

Regarding outlook and guidance for 2005, Walter said: “With our strong first half performance, we have raised our full-year outlook for earnings, before restructuring and other income and charges, to $4.30-$4.40 per diluted share. This implies an outlook for the remainder of 2005 that is largely unchanged from our previous outlook.”

Walter added: “For the third quarter of 2005, we expect earnings before restructuring and other income and charges of between $0.80 and $0.90 per diluted share. The primary drivers of earnings are expected to be higher domestic and export soda ash selling prices and the benefit of reduced interest expense, partially offset by costs associated with the startup of our Granger, Wyo., soda ash facility and planned maintenance shutdowns at Specialty Chemicals and Industrial Chemicals facilities.”

FMC will conduct its second quarter conference call and webcast at 11:00 a.m. EDT on August 3, 2005. This event will be available live and as a replay on the web at http://ir.fmc.com. Prior to the conference call, the Company will also provide supplemental information on the web including: details on the 2005 earnings outlook, available on the Conference Call page; reconciliations of non-GAAP figures to the nearest available GAAP term, also available on the Conference Call page; and definitions of non-GAAP terms, located in the Glossary of Financial Terms.

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Page 5/FMC Announces Second Quarter Results

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,000 people throughout the world and operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2004 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue	$565.6	$534.3	$1,118.0	$1,040.0

Costs of sales and services	387.4	377.6	777.6	755.2
Selling, general and administrative expenses	68.5	61.4	134.0	126.3
Research and development expenses	23.7	20.7	48.3	44.6
Restructuring and other charges	25.4	1.0	28.7	2.3

Total costs and expenses	505.0	460.7	988.6	928.4

Income from operations	60.6	73.6	129.4	111.6

Equity in (earnings) loss of affiliates	(3.2)	0.3	(7.5)	10.0
Gain on sale of investment	(9.3)	—	(9.3)	—
Minority interests	1.8	0.3	3.1	1.0
Interest expense, net	17.0	20.6	34.0	41.0
Loss on extinguishment of debt	1.8	—	1.8	—

Income from continuing operations before income taxes	52.5	52.4	107.3	59.6

Provision for income taxes	19.2	11.6	38.5	11.5

Income from continuing operations	33.3	40.8	68.8	48.1

Discontinued operations, net of income taxes	(2.1)	(10.1)	26.9	(11.9)

Net income	$31.2	$30.7	$95.7	$36.2

Basic earnings (loss) per common share:
Continuing operations	$0.89	$1.13	$1.84	$1.34
Discontinued operations	(0.06)	(0.28)	0.72	(0.33)

Basic earnings per common share	$0.83	$0.85	$2.56	$1.01

Average number of shares used in basic earnings per share computations	37.6	36.2	37.4	35.8

Diluted earnings (loss) per common share:
Continuing operations	$0.85	$1.09	$1.77	$1.30
Discontinued operations	(0.05)	(0.27)	0.69	(0.32)

Diluted earnings per common share	$0.80	$0.82	$2.46	$0.98

Average number of shares used in diluted earnings per share computations	39.2	37.3	38.9	36.9

Other Data:
Capital expenditures	$22.7	$17.5	$36.6	$30.8
Depreciation and amortization	$35.5	$33.5	$70.1	$66.7

Attachment 1 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)*

(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue	$565.6	$534.3	$1,118.0	$1,040.0

Costs of sales and services	387.4	377.6	777.6	755.2
Selling, general and administrative expenses	68.5	61.4	134.0	126.3
Research and development expenses	23.7	20.7	48.3	44.6

Total costs and expenses	479.6	459.7	959.9	926.1

Income from operations	86.0	74.6	158.1	113.9

Equity in (earnings) loss of affiliates	(3.2)	(1.6)	(6.5)	(1.4)
Minority interests	1.8	0.3	3.1	1.0
Interest expense, net	17.0	20.6	34.0	41.0

Income from continuing operations before income taxes, excluding restructuring and other income and charges	70.4	55.3	127.5	73.3

Provision for income taxes	17.6	12.7	31.9	16.8

After-tax income from continuing operations, excluding restructuring and other income and charges	$52.8	$42.6	$95.6	$56.5

Basic after-tax income from continuing operations per share, excluding restructuring and other income and charges	$1.40	$1.18	$2.56	$1.58

Average number of shares used in basic after-tax income per share computations	37.6	36.2	37.4	35.8

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges	$1.35	$1.14	$2.46	$1.53

Average number of shares used in diluted after-tax income per share computations	39.2	37.3	38.9	36.9

*	The Company believes that the Non-GAAP financial measure “After-tax income from continuing operations, excluding restructuring and other income and charges,” and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. The Company also believes that excluding the effect of restructuring and other income and charges from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

See attachment 3 of 6 for the reconciliation of Non-GAAP financial measures to GAAP financial results.

Attachment 2 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NET INCOME (GAAP) TO AFTER-TAX INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)

(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net income (GAAP)	$31.2	$30.7	$95.7	$36.2

Discontinued operations, net of income taxes	2.1	10.1	(26.9)	11.9

Restructuring and other charges *	25.4	2.9	27.7	13.7

Loss on extinguishment of debt **	1.8	—	1.8	—

Gain on sale of investment ***	(9.3)	—	(9.3)	—

Tax effect of restructuring and other charges, loss on extinguishment of debt and gain on sale of investment	1.6	(1.1)	0.7	(5.3)

Tax adjustments ****	—	—	5.9	—

After-tax income from continuing operations, excluding restructuring and other income and charges (Non-GAAP)	$52.8	$42.6	$95.6	$56.5

Diluted earnings per common share (GAAP)	$0.80	$0.82	$2.46	$0.98

Discontinued operations per diluted share	0.05	0.27	(0.69)	0.32

Restructuring and other charges per diluted share, before tax	0.65	0.08	0.71	0.37

Loss on extinguishment of debt per diluted share, before tax	0.05	—	0.05	—

Gain on sale of investment per diluted share, before tax	(0.24)	—	(0.24)	—

Tax effect of restructuring and other charges, loss on extinguishment of debt and gain on sale of investment per diluted share	0.04	(0.03)	0.02	(0.14)

Tax adjustments per diluted share	—	—	0.15	—

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges (Non-GAAP)	$1.35	$1.14	$2.46	$1.53

Average number of shares used in diluted after-tax income from continuing operations per share computations	39.2	37.3	38.9	36.9

*	Restructuring and other charges includes our share of charges recorded by Astaris, LLC, the phosphorous joint venture. Included in “Equity in (earnings) loss of affiliate” was $1.9 million of income for the three months ended June 30, 2004. There were no such charges recorded in the three months ended June 30, 2005. Our share of such charges for the six months ended June 30, 2005 and 2004 were $1.0 million-income and $11.4 million, respectively. Income for the six months ended June 30, 2005 represents adjustments to liabilities related to restructuring and other charges recorded by Astaris, LLC.

Additionally, Restructuring and other charges for the three and six months ended June 30, 2005 include charges of $20.6 million related to the closure of our Copenhagen, Denmark carrageenan plant and blending facility in Bezons, France. This amount includes $17.4 million of noncash charges related to plant and equipment.

**	In connection with entering into the 2005 Credit Agreement we wrote off approximately $1.2 million of deferred financing fees associated with the previous credit agreement and $0.6 million of fees associated with the new agreement.
***	Amount represents gain on sale of one of our equity method investments.
****	Tax adjustments represent adjustments to income tax liabilities related to foreign intercompany dividends and foreign earnings tax rates.

Attachment 3 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

INDUSTRY SEGMENT DATA

(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue

Agricultural Products	$196.4	$193.0	$394.5	$366.4
Specialty Chemicals	148.7	141.6	285.5	276.3
Industrial Chemicals	221.5	201.4	439.9	399.7
Eliminations	(1.0)	(1.7)	(1.9)	(2.4)

	$565.6	$534.3	$1,118.0	$1,040.0

Income from continuing operations before income taxes

Agricultural Products	$44.6	$48.0	$78.2	$67.7
Specialty Chemicals	32.0	30.1	60.4	54.7
Industrial Chemicals	24.5	11.0	46.1	17.7
Eliminations	0.1	—	0.4	—

Segment operating profit	101.2	89.1	185.1	140.1
Corporate	(11.1)	(9.8)	(22.3)	(19.1)
Other income (expense), net	(2.2)	(2.7)	(0.6)	(5.5)

Operating profit from continuing operations before restructuring and other charges, gain on sale of investment interest expense, net, loss on extinguishment of debt, and affiliate interest expense	87.9	76.6	162.2	115.5

Restructuring and other charges (a)	(25.4)	(2.9)	(27.7)	(13.7)
Interest expense, net	(17.0)	(20.6)	(34.0)	(41.0)
Gain on sale of investment (b)	9.3	—	9.3	—
Loss on extinguishment of debt (c)	(1.8)	—	(1.8)	—
Affiliate interest expense (d)	(0.5)	(0.7)	(0.7)	(1.2)

Income from continuing operations before income taxes	$52.5	$52.4	$107.3	$59.6

(a)	Restructuring and other charges for the three months ended June 30, 2005 related to Specialty Chemicals ($21.1 million) and Agricultural Products ($4.3 million). Restructuring and other charges for the three months ended June 30, 2004 related to Industrial Chemicals ($1.2 million), Agricultural Products ($1.8 million) and Corporate ($0.1 million - income).

Restructuring and other charges for the six months ended June 30, 2005 related to Specialty Chemicals ($22.2 million), Agricultural Products ($6.5 million) and Industrial Chemicals ($1.0 million-income). Restructuring and other charges for the six months ended June 30, 2004 related to Industrial Chemicals ($10.7 million), Agricultural Products ($2.6 million), Specialty Chemicals ($0.5 million) and Corporate ($0.1 million - income).

(b)	Amount represents gain on sale of one of our equity method investments.
(c)	In connection with entering into the 2005 Credit Agreement we wrote off approximately $1.2 million of deferred financing fees associated with the previous credit agreement and $0.6 million of fees associated with the new agreement.
(d)	FMC’s share of interest expense of the phosphorus joint venture. The equity in (earnings) loss of the phosphorus joint venture is included in Industrial Chemicals.

Attachment 4 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	June 30, 2005	December 31, 2004
Cash and cash equivalents	$269.1	$212.4
Restricted cash	—	9.7
Trade receivables, net	535.7	479.7
Inventories	202.9	217.5
Other current assets	123.7	128.8
Deferred income taxes	4.6	24.6

Total current assets	1,136.0	1,072.7

Property, plant and equipment, net	1,023.8	1,111.9
Goodwill	151.9	169.8
Deferred income taxes	423.5	448.6
Other long - term assets	170.8	175.4

Total assets	$2,906.0	$2,978.4

Short - term debt	$51.6	$36.6
Current portion of long - term debt	25.8	70.8
Accounts payable, trade and other	254.1	339.1
Guarantees of vendor financing	67.0	70.1
Accrued pensions and other post-retirement benefits, current	12.2	12.2
Other current liabilities	306.7	291.3

Total current liabilities	717.4	820.1

Long-term debt	804.1	822.2
Long-term liabilities	446.4	459.9
Stockholders’ equity	938.1	876.2

Total liabilities and stockholders’ equity	$2,906.0	$2,978.4

Attachment 5 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Six months ended June 30,
	2005	2004
Cash provided by operating activities	$68.4	$66.2

Cash provided (required) by discontinued operations	41.7	(13.5)

Cash provided (required) by investing activities:
Capital expenditures	(36.6)	(30.8)
Other investing activities	17.3	(33.1)

	(19.3)	(63.9)

Cash provided (required) by financing activities:
Net borrowings under committed credit facilities	—	26.0
Increase in short-term debt	15.0	6.3
Net decrease in restricted cash	9.7	—
Proceeds from borrowings	100.0	—
Repayment of long-term debt	(160.2)	(5.2)
Other financing activities	20.0	29.8

	(15.5)	56.9

Effect of exchange rate changes on cash	(18.6)	(2.1)

Increase in cash and cash equivalents	56.7	43.6

Cash and cash equivalents, beginning of year	212.4	57.0

Cash and cash equivalents, end of period	$269.1	$100.6

Attachment 6 of 6